Exhibit 5.1

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

April 17, 2023

GluckTrack, Inc.

301 Route 17 North, Ste. 800

Rutherford, NJ 07070

Ladies and Gentlemen:

I have acted as counsel to GlucoTrack, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated April 17, 2023 (the “Prospectus Supplement”), to the base prospectus, dated September 21, 2021 for registration statement on Form S-3 (File No. 333-259664 (the “Base Prospectus”), filed with the Commission and declared effective on September 27, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the offer, issuance and sale of 5,376,472 shares (the “Shares”) of the Company’s common stock and pre-funded warrants (the “Warrants”) to purchase 1,976,470 shares of the Company’s common stock, under that certain underwriting agreement dated April 13, 2023 between the Company and Aegis Capital Corp. as underwriter (the “Underwriter”).

In connection herewith, I have examined:

(1)	the Registration Statement, together with the exhibits thereto;

(2)	the Base Prospectus as supplemented by the Prospectus Supplement (collectively, the “Prospectus”);

(3)	the Underwriting Agreement;

(4)	the form of the Warrants;

(5)	Certificate of Incorporation of the Company, as amended;

(6)	Bylaws of the Company, as amended; and

(7)	certain resolutions duly adopted by the Company’s Board of Directors on or about April 10, 2023.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and I have made such legal and factual inquiries, as I have deemed necessary or appropriate as a basis for me to render the opinions hereinafter expressed. In my examination of the foregoing, I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies or by facsimile or other means of electronic transmission, or which I obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents I examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, I have assumed that the document so filed is identical to the document I examined except for formatting changes. When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Agreement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

1. The Shares have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms thereof will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The shares underlying the Warrants have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

4. The Company is duly authorized to enter into the Underwriting Agreement and the Underwriting Agreement is a legal, valid and binding obligation enforceable against the Company in accordance with its terms.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I do not render any opinions except as set forth above. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof, which will be incorporated by reference into the Registration Statement, and to the use of my name under the caption “Legal Matters” in the Prospectus Supplement filed as a part thereof. I also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such jurisdictions as you deem necessary in the course of complying with the laws of such jurisdictions regarding the offering and sale of the Shares. In giving such consent, I do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ JOLIE KAHN